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Q:\LEGAL\WPDOC2\NSAR\2002\FVIT-77d-2002.doc


NAME OF REGISTRANT:
Franklin Value Investors Trust
File No. 811-5878

Exhibit Item No. 77D (g): Policies with respect to security investments


       MINUTES OF THE MEETING OF THE BOARD OF TRUSTEES
              OF FRANKLIN VALUE INVESTORS TRUST

                        July 26, 2001



     RESOLVED,  that  effective  March  1,  2002,   the
     Franklin  Large  Cap Value Fund's  non-fundamental
     policies  be,  and  they  are  hereby  amended  to
     require that it will normally invest at least  80%
     of   its  net  assets  in  investments  of   large
     capitalization companies, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin MicroCap Value Fund's non-fundamental policies be, they are hereby amended to require that it will normally invest at least 80% of its net assets in investments of micro cap companies, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin MicroCap Value Fund's non-fundamental policies be, and they are hereby amended to require that it may invest up to 20% of its net assets in investments of companies which have market capitalization in excess of $300 million;
     and

     FURTHER RESOLVED, that effective November 1, 2001, the Franklin Value Fund, will be named "Franklin
     Small Cap Value Fund," and will adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in securities with a maximum market capitalization of $1.5 billion at the time of purchase; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Value Fund, which will be named
     "Franklin Small Cap Value Fund," adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in investments of small capitalization companies, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER  RESOLVED,  that the appropriate  officers
     and agents of the Trust be authorized to take such
     actions,   and   to  execute  and   deliver   such
     instruments, certificates and documents, including
     making   changes   to   existing   non-fundamental
     policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.


                              /S/Murray L. Simpson
                              Murray L. Simpson
                              Secretary of the Meeting